Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Concord Acquisition Corp III on Form S-1 of our report dated October 15, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Concord Acquisition Corp III as of March 1, 2021 and for the period from February 18, 2021 (inception) through March 1, 2021.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

November 3, 2021